Exhibit 99.1

FOR IMMEDIATE RELEASE

LECG CORPORATION REPORTS 2004 FIRST QUARTER FINANCIAL RESULTS AND RAISES
FISCAL YEAR 2004 REVENUE AND NET INCOME EXPECTATIONS

Recent Investments Include Acquisition of Low Rosen Taylor Soriano in Canada
and Expanded Operations in Europe

Emeryville, CA, May 5, 2004 – LECG Corporation (NASDAQ: XPRT), a global provider of expert services, today reported financial results for the first quarter ended March 31, 2004.

Revenues for the first quarter increased 11% to $43.1 million from $38.8 million for the first quarter of 2003.  Revenues increased 16%, excluding performance based revenue of $315,000 in the first quarter of 2004 and $1,990,000 for the same period in 2003.  EBITDA(1) was $6.2 million for the quarter, a 25% increase from $4.9 million in the first quarter of 2003.

Net income attributable to common shares increased 78% to $3.3 million, or $0.14 per diluted share, for the first quarter of 2004 compared to $1.8 million, or $0.12 per diluted share, for the same period in 2003.  LECG was a limited liability company in the first quarter of 2003 and was not subject to corporate income taxes.  Pro forma earnings per diluted share(2) were $0.11 for the first quarter of 2003.  Income before taxes was $5.5 million, 92% higher than income before tax of $2.8 million in the first quarter of 2003. Included in the first quarter of 2004 was $447,000 in operating expenses incurred during the month of March in connection with opening three new offices in Europe.

LECG ended the first quarter with 752 employees and exclusive independent contractors, an increase of 17% from 643 as of December 31, 2003.  Expert headcount increased to 235 from 197 as of December 31, and professional staff headcount increased to 357 from 298, for a combined increase of 97, predominantly in the month of March.  Professional staff utilization for the first quarter of 2004 was 82%, unchanged from the same period in 2003.

“LECG’s recruiting efforts paid off during the first quarter of 2004,” said Dr. David Teece, LECG Chairman.  “Not only have we added close to 100 professionals company-wide, but we have also opened three new offices in Europe.  This quarter’s professional headcount growth has laid the foundation for future growth in revenues and net income.  Accordingly, I am optimistic about the potential to exceed our previous revenue and net income expectations for the fiscal year.”

Acquisitions and Expansion in the US, Canada and Europe

LECG is pleased to announce the acquisition of Low Rosen Taylor Soriano (LRTS), a privately held expert services firm based in Toronto, Canada.  The acquisition was effective March 26, 2004 and therefore had no revenue impact on the quarter.   Prominent experts joining LECG include Robert B. Low, Howard N. Rosen, Richard C. Taylor and Errol D. Soriano.  In total, 17 LRTS employees joined the Toronto office, strengthening the Company’s business valuation and litigation support practices both in Canada and internationally.

Effective March 1, 2004, LECG acquired substantially all of the assets of Economic Analysis LLC, a privately held expert services firm based in Los Angeles.  Also in March, LECG opened offices in Brussels, Madrid and Paris with the announced additions of Dr. David S. Evans and Dr. A. Jorge Padilla.

2000 Powell Street, Suite 600, Emeryville, CA 94608

main 510.985.6700 fax 510.653.9898 www.lecg.com

Revised Fiscal Year Outlook

For the fiscal year 2004, the Company is raising its revenue expectations to reflect the acquisitions of Economic Analysis LLC and Low Rosen Taylor Soriano.  Revenues are expected to be in the range of $205 to $215 million, compared to previous expectations of $195 to $205 million, based on 253 billing days for the year.  This revised revenue expectation also reflects lower anticipated performance based revenue of $5.0 to $6.0 million for the year compared to previous expectations of $8.0 million.  The Company expects net income will be in the range of $17.7 to $19.0 million, or $0.75 to $0.79 per diluted share, compared to earlier expectations of $17.0 to $18.0 million.

Conference Call Webcast Information

To listen to a live audio webcast of LECG’s first quarter 2004 financial results conference call, visit the Company’s website www.lecg.com.  The conference call begins at 5:00 pm EDT today.  A replay of the call will also be available on the Company’s website until Friday, August 13, 2004.

About LECG

LECG is a global provider of expert services. LECG’s highly credentialed experts and professional staff conduct economic and financial analyses to provide objective opinions and advice that help resolve complex disputes and inform legislative, judicial, regulatory and business decision makers. LECG provides independent expert testimony, original authoritative studies and strategic advice to its clients. LECG’s experts are renowned academics, former senior government officials, experienced industry leaders and seasoned consultants.

Statements in this press release concerning the future business, operating and financial condition of the Company and statements using the terms “believes,” “expects,” “will,” “could,” “plans,” “anticipates,” “estimates,” “predicts,” “intends,” “potential,” “continue,” “should,” “may,” or the negative of these terms or similar expressions are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations as of today, February 17, 2004.  There may be events in the future that the Company is not able to accurately predict or control and they may cause actual results to differ materially from expectations.  Information contained in these forward looking statements is inherently uncertain, and actual performance is subject to a number of risks, including but not limited to, among others, dependence on key personnel, acquisitions, risks inherent in international operations, management of professional staff, dependence on growth of the Company’s service offerings, the ability of the Company to integrate successfully new experts into its practice, intense competition and potential professional liability.  Further information on these and other potential risk factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward looking statements after the date of this press release.

Contacts

John C. Burke, Chief Financial Officer

Erin Glenn, Investor Relations

(510) 985-6990

investor@lecg.com

LECG Corporation

CONDENSED CONSOLIDATED

STATEMENTS OF INCOME

(dollars in thousands, except per share data)

	Quarter ended March 31,
	2004	2003

Revenues	$43,110	$38,800
Cost of services:
Compensation and project costs	(28,497)	(26,212)
Equity-based compensation	171	(61)
Total cost of services	(28,326)	(26,273)
Gross profit	14,784	12,527
Operating expenses:
General and administrative expenses	(8,593)	(7,710)
Depreciation and amortization	(755)	(1,231)
Operating income	5,436	3,586
Interest income	111	15
Interest expense	(67)	(857)
Other income (expense), net	(27)	95
Income before income tax	5,453	2,839
Provision for income taxes	(2,202)	—
Net income	3,251	2,839
Accrued preferred dividends and accretion of preferred shares	—	(1,014)
Net income attributable to common shares	$3,251	$1,825

Net income per share:
Basic	$0.15	$0.15
Diluted	$0.14	$0.12
Weighted average share amounts:
Basic	21,406,061	12,466,280
Diluted	23,345,878	14,992,622

LECG Corporation

CONDENSED CONSOLIDATED

BALANCE SHEET

(dollars in thousands)

	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$36,065	$67,177
Accounts receivable, net of allowance of $537 and $482	51,773	46,708
Prepaid expenses	2,360	2,708
Deferred taxes	9,802	9,802
Other	7,109	3,868
Total current assets	107,109	130,263
Property and equipment, net	4,322	4,506
Goodwill	44,132	23,976
Other intangible assets	433	533
Other assets	11,270	3,864
Total assets	$167,266	$163,142

Liabilities and shareholders’ equity
Liabilities	$39,490	$39,155
Shareholders’ equity (21,744,232 and 21,693,156 common shares outstanding at March 31, 2004 and December 31, 2003, respectively)	127,776	123,987
Total liabilities and shareholders’ equity	$167,266	$163,142

LECG Corporation

CONDENSED CONSOLIDATED

STATEMENTS OF CASHFLOWS

(dollars in thousands, except per share data)

	For the quarter ended
	March 31, 2004	March 31, 2003
Cash flows from operating activities
Net income	$3,251	$2,839
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	55	—
Depreciation and amortization of property and equipment	577	766
Amortization of deferred lease credits and other intangibles	178	375
Equity-based compensation	(171)	61
Equity investment loss	4	—
Interest rate swap expense (income)	—	(132)
Amortization of transition adjustment	—	23
Changes in assets and liabilities:
Accounts receivable	(5,120)	(3,149)
Other current assets	(2,893)	(1,301)
Accounts payable and other accrued liabilities	(1,138)	(530)
Accrued compensation	962	(175)
Deferred revenue	28	(81)
Signing bonuses and other assets	(7,326)	132
Other liabilities	—	24
Net cash used in operating activities	(11,593)	(1,148)

Cash flows from investing activities
Business acquisitions	(19,156)	—
Purchase of property and equipment	(394)	(273)
Deposits	(85)	(64)
Net cash used in investing activities	(19,635)	(337)

Cash flows from financing activities
Borrowings under revolving credit facility	—	11,000
Repayments of long term debt	—	(800)
Repayments under revolving credit facility	—	(5,000)
Payment of loan fees	—	(746)
Exercise of options	1	—
Distributions to common shareholders	—	(1,095)
Net cash provided by financing activities	1	3,359
Effect of exchange rates on changes in cash	115	39
Increase (decrease) in cash and cash equivalents	(31,112)	1,913
Cash and cash equivalents, beginning of period	67,177	2,576
Cash and cash equivalents, end of period	$36,065	$4,489

Supplemental disclosure:
Cash paid for interest	$11	$940
Cash paid for income taxes	$74	$11

EBITDA (1)

(dollars in thousands)

	Quarter ended March 31,
	2004	2003

Net income attributable to common shares	$3,251	$1,825
Add back (subtract):
Accrued preferred dividends and accretion of preferred shares	—	1,014
Provision for income taxes	2,202	—
Interest, net	(44)	842
Depreciation and amortization	755	1,231
EBITDA	$6,164	$4,912

(1)          EBITDA is a non-GAAP financial measure defined by the Company as net income attributable to common shareholders before interest, taxes, depreciation and amortization and accrued preferred dividends and accretion.  The Company believes that EBITDA is a useful measure of financial performance of the business and facilitates comparison of financial results for periods before and after its initial public offering and conversion to a taxable C corporation.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows or other measures of financial performance prepared in accordance with GAAP.

Pro forma earnings per share (2)

(dollars in thousands, except per share data)

	Quarter ended March 31,
	2004	2003
	Actual	Pro Forma

Net income attributable to common shares	$3,251	$1,825
Accrued dividends and accretion of preferred stock		1,014
Pro forma provision for income taxes (3)		(1,153)

Pro forma net income		$1,686

Net income per share, as reported:
Basic	$0.15	$0.15
Diluted	$0.14	$0.12
Pro forma net income per share:
Basic		$0.14
Diluted		$0.11

Shares used in calculating net income per share, as reported:
Basic	21,406,061	12,466,280
Diluted	23,345,878	14,992,622

Shares used in calculating pro forma net income per share:
Basic		12,466,280
Diluted		14,992,622

(2)          Pro forma adjusted net income and earnings per share are non-GAAP financial measure defined by the Company as net income attributable to common shareholders plus accrued preferred dividends and accretion of preferred units, less an income tax provision calculated at the estimated 2004 effective tax rate of 40.6%.  The Company believes that pro forma adjusted net income and earnings per share are useful measures of the financial results of the business and facilitate comparison of periods before and after its initial public offering and conversion to a taxable C corporation.  The shares used in calculating the pro forma adjusted earnings per share do not include the issuance of common shares necessary to redeem the preferred units.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, net income, cash flows or other measures of financial performance prepared in accordance with GAAP.

(3)          LECG was a limited liability company (“LLC”) in the quarter ending March 31, 2003.  Consequently, the provision for income taxes as calculated above is pro forma based on an effective tax rate of 40.6%.